Exhibit 5.2

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

June 5, 2026
CoreWeave, Inc.
290 W Mt. Pleasant Ave., Suite 4100
Livingston, NJ 07039
Ladies and Gentlemen:
We have acted as counsel for CoreWeave, Inc., a Delaware corporation (the “Company”), in connection with the (i) Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on June 5, 2026 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 and (ii) the Prospectus (the “Prospectus”), filed by the Company on June 5, 2026 with the Commission relating to the resale from time to time of up to 9,174,311 shares of its Class A common stock, par value $0.000005 per share (the “Common Stock”), that may be sold by the selling stockholder named in the Registration Statement (the “Selling Stockholder”).
We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.
Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, the shares of Common Stock proposed to be sold by the Selling Stockholder have been duly authorized and validly issued and are fully paid and non-assessable.
In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of any shares of Common Stock, (i) the Company shall remain validly existing as a corporation in good standing under the laws of the State of Delaware; and (ii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded.
We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that we express no opinion as (i) any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Davis Polk & Wardwell LLP

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